PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-43142

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
CenturyLink, Inc.	CTL	2.1084	NYSE
Crown Castle International Corp.	CCI	4.0000	NYSE
Frontier Communications Corporation	FTR	4.0807	NYSE
LM Ericsson Telephone Company *	ERIC	14.8000	NASDAQ GS
Motorola Solutions, Inc.(1)	MSI	5.8571	NYSE
Motorola Mobility Holdings, Inc.(2)	MMI	5.1250	NYSE
Nokia Corp. *	NOK	23.0000	NYSE
QUALCOMM Incorporated	QCOM	26.0000	NASDAQ GS
Research In Motion Limited	RIMM	12.0000	NASDAQ GS
RF Micro Devices, Inc.	RFMD	4.0000	NASDAQ GS
SK Telecom Co., Ltd. *	SKM	17.0000	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
United States Cellular Corporation	USM	1.0000	NYSE
Verizon Communications Inc.	VZ	17.0000	NYSE
Vivo Participações S.A.	VIV	0.7500	NYSE
Vodafone Group Public Limited Company *	VOD	18.3750	NASDAQ GS
Windstream Corporation	WIN	1.1063	NASDAQ GS

*	The securities of these non-U.S. companies trade in the United States as American depositary receipts.

(1)
Effective January 7, 2011, due to the 1 for 7 reverse stock split of Motorola, Inc., the quantity of shares of Motorola, Inc. represented by each 100 share round-lot of Wireless HOLDRS will decrease from 41 shares to 5.8571 shares.  As a result, once the allocation has been completed by The Depository Trust Company, deposits of Motorola, Inc. for creations of Wireless HOLDRS will decrease to 5.8571 shares per round-lot of 100 Wireless HOLDRS.  Effective January 4, 2011, Motorola, Inc. will change its name to Motorola Solutions, Inc. and will trade under NYSE ticker “MSI.”

(2)
As a result of the spin-off of Motorola Mobility Holdings, Inc. from Motorola, Inc., a component of the Wireless HOLDRS Trust, Motorola Mobility Holdings, Inc. will be added as an underlying security of the Wireless HOLDRS Trust effective January 7, 2011 (pending verification that Motorola Mobility Holdings, Inc. has a GICS code that is the same as the GICS code represented in the Wireless HOLDRS Trust).  Shareholders of Motorola, Inc. will receive 0.125 shares of Motorola Mobility Holdings, Inc.  The Bank of New York Mellon will receive 5.125 shares of Motorola Mobility Holdings, Inc. for the 41 shares of Motorola, Inc. per 100 share round-lot of Wireless HOLDRS.  Effective January 7, 2011, 5.125 shares of Motorola Mobility Holdings, Inc. will be required for creations/cancellations per 100 share round-lot of Wireless HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 22, 2010.